UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THQ INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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27001 Agoura Road, Suite 325 Calabasas Hills, California 91301 (818) 871-5000

June 21, 2005

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of THQ Inc. scheduled to be held at 9:00 a.m., Pacific Daylight Time, on Tuesday, July 19, 2005 at Loews Santa Monica Hotel, 1700 Ocean Avenue, Santa Monica, California 90401.  The Board of Directors and management look forward to greeting personally those stockholders able to attend.

At the meeting, stockholders will be asked to:  (1) elect five directors to the Board of Directors; (2) ratify the appointment of Deloitte & Touche LLP as independent auditors for THQ Inc.’s fiscal year ending March 31, 2006; and (3) transact such other matters as may properly come before the meeting or any postponement or adjournment thereof.  Information regarding these matters is set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders and Proxy Statement, to which you are urged to give your prompt attention.

We know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you are able to attend in person, your vote is important. In addition to using the enclosed proxy card to vote your shares, you may also vote your shares via the Internet or a toll-free telephone number. Instructions for using these services are provided on your proxy card.  Mailing in your proxy card or voting your shares by using the telephone or the Internet will not limit your right to vote in person, should you wish to attend the meeting.

We hope you can join us on July 19th and appreciate your continued interest.

Very truly yours,

Brian J. Farrell
Chairman of the Board of Directors,
President and
Chief Executive Officer

27001 Agoura Road, Suite 325 Calabasas Hills, CA 91301 (818) 871-5000 Fax (818) 871-7400

Notice Of 2005 Annual Meeting Of Stockholders
To Be Held July 19, 2005

To the Stockholders of THQ Inc.:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of THQ Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m., Pacific Daylight Time, on Tuesday, July 19, 2005 at Loews Santa Monica Hotel, 1700 Ocean Avenue, Santa Monica, California 90401, for the following purposes, all as set forth in the attached Proxy Statement:

1.                                       To elect five directors to serve on our Board of Directors until the next Annual Meeting and until their successors qualify and are duly elected;

2.                                       To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending March 31, 2006; and

3.                                       To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.  The Company does not know of any matter to be presented at the Annual Meeting other than those described in the Company’s Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

The Board of Directors has fixed the close of business on May 27, 2005 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Calabasas Hills, California	By Order of the Board of Directors
June 21, 2005

James M. Kennedy
Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE STRONGLY ENCOURAGE
YOU TO DESIGNATE THE PROXIES SHOWN ON THE ENCLOSED CARD SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE ANNUAL MEETING.

We are pleased to offer you three options for designating the proxies and indicating your voting preferences:

(1) You may complete, sign, date and return by mail the enclosed proxy card;

OR

(2) You may follow the instructions found on the proxy card and vote by telephone;

OR

(3) You may follow the instructions found on the proxy card and vote via the Internet.

If you choose to vote via telephone or the Internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote.

27001 Agoura Road, Suite 325 Calabasas Hills, CA 91301 (818) 871-5000 Fax (818) 871-7400

Proxy Statement

Annual Meeting Of Stockholders

To Be Held July 19, 2005

This Proxy Statement is being furnished to you as a holder of our shares of common stock, par value $.01 per share, in connection with the solicitation of proxies by our Board of Directors from holders of our common stock for use at our 2005 Annual Meeting of Stockholders, for the purposes set forth in the foregoing notice of our Annual Meeting, and at any and all postponements and adjournments thereof.  The Annual Meeting will be held at 9:00 a.m., Pacific Daylight Time, on Tuesday, July 19, 2005 at Loews Santa Monica Hotel, 1700 Ocean Avenue, Santa Monica, California 90401.  All properly executed proxies in the accompanying form received by us prior to the Annual Meeting will be voted at the Annual Meeting.  Any proxy may be revoked at any time before it is exercised by giving notice in writing to our Secretary, by granting a proxy bearing a later date or by voting in person at the Annual Meeting.

Voting materials, which include this Proxy Statement and the enclosed proxy card, are first being mailed or otherwise released to our stockholders entitled to vote at the Annual Meeting on or about June 21, 2005.  Our audited financial statements, together with the report thereon of Deloitte & Touche LLP and certain other information concerning us, are included in our Annual Report for the fiscal year ended March 31, 2005, which is also included with the voting materials.

Our mailing address is 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301.

Your vote is important.  Whether or not you plan to attend the annual meeting, please sign and date the enclosed Proxy and mail it promptly in the return envelope provided

or vote by using the telephone or internet

by following the instructions on your proxy card.

The date of this Proxy Statement is June 21, 2005.

Information about the Annual Meeting, Required Votes
and Voting Procedures

Why Did We Send You this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors (“Board”) is soliciting your proxy to vote at our 2005 Annual Meeting of stockholders of THQ Inc. (referred to herein as “we”, “us”, “THQ”, or the “Company”).   The Proxy Statement also gives you information on the proposals to be voted upon at the Annual Meeting, as well as other information so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote. You may instead follow the instructions below to vote by mail using the enclosed proxy card, or vote by using the Internet or the telephone by following the instructions on your proxy card.

Time, Date and Place of the Annual Meeting

Our Annual Meeting will be held at 9:00 a.m., Pacific Daylight Time, on Tuesday, July 19, 2005 at Loews Santa Monica Hotel, 1700 Ocean Avenue, Santa Monica, California 90401.  If you have any questions regarding this Proxy Statement or the Annual Meeting, you may direct them in writing to our Secretary at our mailing address as set forth on the cover page.

What Will be Considered at the Annual Meeting?

At our Annual Meeting, you will be asked to:

•                                          elect five directors to serve on our Board until the next Annual Meeting and until their successors have qualified and been duly elected;

•                                          ratify the appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending March 31, 2006; and

•                                          transact such other business as may properly come before the Annual Meeting and any adjournment thereof.  Our Board does not know of any matter to be presented at the Annual Meeting other than those described in this Proxy Statement.

Who Received this Proxy Statement?

We began sending this Proxy Statement, proxy card and 2005 Annual Report out on or about June 21, 2005 to all holders of our shares of common stock (we will sometimes refer to all holders of shares of our common stock as “stockholders”).  If you owned shares of our common stock at the close of business on May 27, 2005, our record date, you are entitled to vote those shares.  In connection with our solicitation of proxies for use at the Annual Meeting, we have designated Brian J. Farrell and Edward K. Zinser as the proxies.

How Many Votes do I have?

Each share of common stock is entitled to one vote on each of the matters presented for a vote at the Annual Meeting.  As of the record date, May 27, 2005, there were 40,767,913 shares of common stock outstanding.

How Many Votes are Required to Conduct the Meeting?

A majority of our outstanding shares of common stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.  Abstentions and shares held by a broker or other nominee holding shares for a beneficial owner that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner (a “broker non-vote”) will be counted as present for purposes of determining the presence of a quorum for the Annual Meeting.

What Vote is Required for each Proposal?

Proposal 1:  In the election of directors, you may vote either “for” each nominee or “withhold” your vote for each nominee.  The affirmative vote of the holders of a plurality of the shares of common stock represented at the Annual Meeting in person or by proxy is required to elect the directors.

Proposal 2:  A stockholder may: (i) vote “for”, (ii) vote “against”, or (iii) “abstain” from voting with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2006.  The ratification of our independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy.  Abstentions, although counted for purposes of determining whether a quorum is present, will not be counted for any other purpose with respect to Proposal 2.  Accordingly, although not counted as a vote “for” or “against” the proposal, an abstention will have the same effect as a vote “against” Proposal 2.

All Other Matters: All other matters being voted upon will be approved if a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, cast affirmative votes with respect to such matters.

If you sign and return your proxy without voting instructions, your shares will be counted as a “for” vote in favor of each nominee and in favor of Proposal 2.

How Will My Shares be Voted if they Are Held in Street Name?

If your shares are held in “street name”, you should have received voting instructions with these materials from your broker or other nominee. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. If you do not give your broker or nominee instructions as to how to vote your shares, they may be voted only on matters for which the broker or nominee has discretionary authority under applicable rules.  These “broker non-votes” will be counted for purposes of determining whether a quorum is present and will be counted with respect to Proposals 1 and 2.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, or if you vote by using the Internet or vote by telephone as instructed on your proxy card, your “proxies” (Brian J. Farrell and Edward K. Zinser) will vote your shares as you have directed.  If you sign the proxy card but do not make specific choices, the proxies will vote your shares as recommended by our Board as follows:

•                                          FOR the election of the nominees for directors listed in this Proxy Statement; and

•                                          FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending March 31, 2006.

Even if you currently plan to attend the meeting, it is a good idea to complete and return your proxy card, or vote by using the Internet or the telephone before the meeting date, just in case your plans change.

Can I Revoke My Proxy?

Yes.  You may revoke your proxy by delivering written notice, or a properly executed and later dated proxy, to our Secretary at any time prior to the voting.  In addition, if you attend the Annual Meeting you may vote your shares personally and revoke your proxy at that time.  Attendance at the Annual Meeting will not, in itself, constitute a revocation of a previously granted proxy.  If you submit a valid proxy and do not subsequently revoke it, your shares will be voted as provided on the proxy.

Who Will Count the Vote?

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum exists, the authenticity, validity and effect of proxies, and will receive and count the votes of our shares of common stock.

Will Anything else be Voted on at the Annual Meeting?

Our Board knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting.  If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.  The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting from time to time.

Costs of Soliciting these Proxies

We will pay the expenses of preparing, printing and mailing this Proxy Statement and the proxies.  Proxies may be solicited by our officers, directors and regular employees, without extra pay, by personal interviews, telephone, telecopier, mail, telegraph or other appropriate means.  We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses.

Proposal Number 1

Election of Directors

Five directors are to be elected to serve until the Company’s next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.  The Board has fixed the number of directors to be elected at five.  Unless otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the five nominees listed below, all of whom are currently members of the Board. Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected. Should any of the nominees be unable or unwilling to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors.

The Board has determined that each director nominee, other than Brian J. Farrell, is “independent” as defined in the Marketplace Rules of The NASDAQ Stock Market (the “NASDAQ Rules”) and by the Securities and Exchange Commission (“SEC”).

There is no family relationship between any nominee and any other nominee or executive officer (“Executive Officer”) of the Company.  Since April 1, 2004, there have been no reportable business relationships between the Company and any directors or nominee.

Nominees

Name	Age	Position
Brian J. Farrell	51	Director, Chairman of the Board of Directors, President and Chief Executive Officer
Lawrence Burstein	62	Director
Henry T. DeNero	59	Director
Brian P. Dougherty	48	Director
James L. Whims	50	Director

Biographies of Nominees

Brian J. Farrell has been our President and Chief Executive Officer since January 1995 and a director since March 1993.  Between October 1992 and January 1995, Mr. Farrell served as our Executive Vice President and Chief Operating Officer.  From July 1991 to October 1992, Mr. Farrell served as our Vice President, Chief Financial Officer and Treasurer.  From 1984 until joining us, Mr. Farrell was Vice President and Chief Financial Officer of Starwood Hotels & Resorts (formerly known as Hotel Investors Trust), a real estate investment trust.  Mr. Farrell was employed by Deloitte Haskins & Sells, a predecessor of Deloitte & Touche LLP, an international accounting firm and our current auditors, from 1978 to 1984 and is a certified public accountant.

Lawrence Burstein has been a director since July 1991.  Since March 1996, Mr. Burstein has served as President and a director and has been a stockholder of Unity Venture Capital Associates Ltd., a private investment company.  From 1986 through March 1996, Mr. Burstein was President, a director and a principal stockholder of Trinity Capital Corporation, a private investment company.  Mr. Burstein is a director of CAS Medical Systems, Inc., Medical Nutrition USA, Inc., I.D. Systems, Inc., Traffix, Inc. and Trinity Partners Acquisition Company, Inc.

Henry T. DeNero has been a director since June 2003.  Since January 2001, Mr. DeNero has been an independent management consultant.  From January 1999 to December 2000, he was Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business.  From July 1995 to December 1998, he was Executive Vice President of First Data Corporation, a computer services company, and was responsible for the company’s commercial payment instruments group.  From June 1994 to June 1995, Mr. DeNero was an independent management consultant.  From April 1992 to April 1994, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation), a general merchandise retailer.  From 1973 to 1992, he was with the management consulting firm, McKinsey & Company, first as an associate and later as a junior and then a senior partner of the firm.  Mr. DeNero is also a director of Banta Corporation, Digital Insight Corporation, Western Digital Corporation, Vignette Corporation and Portal Player, Inc.

Brian P. Dougherty has been a director since November 2002.  Mr. Dougherty is the founder and Chief Executive Officer of Airena, Inc., a software development company.  Prior to Airena, he was the Chairman and Chief Technology Officer of Wink Communications, a provider of end-to-end interactive television services to the cable and satellite industries that he founded in 1995 and sold to Liberty Media in 2002.  Mr. Dougherty also founded Geoworks in 1983; over his ten year tenure as Chief Executive Officer of Geoworks, the company developed video games for consoles and PCs, productivity software and operating systems for PCs, and operating systems and applications for mobile phones.  His first company, Imagic, developed games for various consoles including Atari, Intellivision, Colecovision, and Commodore 64, and was purchased by Activision in 1984.  Mr. Dougherty has a BS in Electrical Engineering and Computer Science from UC Berkeley.  Mr. Dougherty is a board member of Neomagic Corporation, Planetweb, and Airena, Inc.

James L. Whims has been a director since April 1997.  Since 1996, Mr. Whims has been a Managing Director of TechFund Capital I, L.P., TechFund Capital II, L.P., and since 2001, TechFund Capital Europe, venture capital firms concentrating on high-technology enterprises.  From 1994 to 1996, Mr. Whims was Executive Vice President of Sony Computer Entertainment of America.  From 1990 to 1994, Mr. Whims was Executive Vice President of The Software Toolworks Inc.  Mr. Whims is also a board member of Portal Player, Inc. and numerous private company boards.

Vote Necessary To Elect The Directors

The five nominees receiving the highest number of “for” votes will be elected as directors. Shares represented by your proxy will be voted for the election of the five nominees unless you mark your proxy to “withhold” authority to so vote.

The Board of Directors recommends a vote FOR Each of the Nominees.

Unless otherwise instructed, the proxy holders will vote the proxies received by them

FOR THE ELECTION OF EACH NOMINEE.

Meetings of the Board of Directors and

Board Member Attendance at Annual Stockholder Meeting

In the fiscal year ended March 31, 2005 (“fiscal 2005”), there were seven meetings of the Board held in person or by conference telephone call.  No director attended fewer than 75% of the sum of the total number of meetings of the Board and committees upon which that director served.

THQ does not have a formal written policy with respect to board members’ attendance at annual stockholder meetings; however, board members are invited and encouraged to attend.  All of the directors attended the last annual stockholder meeting, which was held on August 6, 2004.

Committees of the Board of Directors

We have an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.  The following is information regarding these committees for fiscal 2005:

Audit Committee.  The Audit Committee consists of Mr. DeNero (Chairman), Mr. Burstein and Mr. Whims, each of whom in the opinion of the Board is “independent” as defined in the NASDAQ Rules and one member, Mr. DeNero, is a “financial expert” as defined by the SEC.  The audit committee appoints, subject to the stockholders’ ratification, our independent auditors.  Additional primary responsibilities of the Audit Committee include the compensation, retention and oversight of our independent public accountants, the review of the effectiveness of our accounting and internal controls over financial reporting, the scope and results of the auditing engagement and the independence of our independent auditors.  The Audit Committee also reviews and passes upon the terms of any proposed related party transaction; and maintains procedures for complaints by Company employees regarding accounting, internal accounting controls or audit matters.  Consistent with recent NASDAQ rules, the Audit Committee has the authority to engage independent counsel and other advisors.  The Audit Committee meets at least quarterly and met 11 times during fiscal 2005.

Compensation Committee.  The Compensation Committee consists of Mr. Whims (Chairman), Mr. DeNero and
Mr. Dougherty, each of whom in the opinion of the Board is “independent” as defined in the NASDAQ Rules.  The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of our management employees.  In addition, the Compensation Committee determines the persons to whom options should be granted under our stock option plans and the number of options granted to each person, and administers plans and programs relating to employee benefits, incentives and compensation.  The Compensation Committee met six times during fiscal 2005.  See “Compensation Committee Interlocks and Insider Participation” and “Compensation Committee Report on Executive Compensation” herein.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee consists of
Mr. Burstein (Chairman), Mr. Dougherty and Mr. Whims, all of whom are outside directors and are “independent” as defined in the NASDAQ Rules.  With respect to nominating functions, the Nominating/Corporate Governance Committee is responsible for establishing criteria for candidates for the Board, establishing a process for identifying and evaluating candidates for the Board,  recommending candidates to the Board as director nominees, adopting policies for recommendation to the Board with regard to the consideration of candidates recommended by stockholders, evaluating the size of the Board, and evaluating the structure, operation and membership of committees of the Board.  With respect to corporate governance functions, the Nominating/Corporate Governance Committee reviews and assesses the adequacy of our corporate governance policies and recommends changes to the Board, reviews transactions for conflicts of interest, reviews and assesses our governing documents and annually assesses the effectiveness of the operation of the Board and its committees.  The Nominating/Corporate Governance Committee met one time during fiscal 2005.

In evaluating nominees for director to recommend to the Board, the Nominating/Corporate Governance Committee will take into account many factors within the context of the characteristics and needs of the Board as a whole. While the specific needs of the Board may change from time to time, all nominees for director are considered on the basis of the following qualifications:

•                  the highest level of personal and professional ethics and integrity;

•                  practical wisdom and mature judgment;

•                  broad training and significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to our long-term success; and

•                  a willingness to represent the best interests of all our stockholders and objectively appraise management’s performance.

In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee will also consider the director’s tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, the director’s continued independence (including any actual, potential or perceived conflicts of interest), as well as changes in the director’s principal occupation or professional status.  Further, the Nominating/Corporate Governance Committee will consider the current composition and capabilities of current directors, as well as any additional qualities or capabilities considered necessary or desirable in light of the existing or anticipated needs of the Board.

The Nominating/Corporate Governance Committee will consider candidates for directors recommended by stockholders.  The Nominating/Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that it may also consider as one of the factors in its evaluation the amount of THQ common stock held by the stockholder and the length of time the stockholder has held such stock.   To be considered by the Nominating/Corporate Governance Committee in connection with our 2006 Annual Meeting of Stockholders, recommendations must be submitted in writing to THQ by April 1, 2006. Recommendations must include, as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) the candidate’s name, age, business address and residence address; (2) the principal occupation or employment of the candidate; (3) the number of shares of THQ common stock which are beneficially owned by the candidate; (4) the consent of the proposed candidate (a) to be named in the proxy statement relating to THQ’s annual meeting of stockholders, and (b) to serve as a director if elected at such annual meeting; and (5) any other information regarding the proposed candidate that may be required to be included in a proxy statement by applicable SEC rules.  Further, the stockholder giving notice must provide: (a) the name and address of the stockholder, as they appear on our records; and (b) the number of shares of THQ common stock which are beneficially owned by such stockholder.  Recommendations by stockholders may also include the following information in order to assist the Nominating/Corporate Governance Committee in evaluating the nominee: (1) a description of the qualifications and background of the proposed candidate; (2) a description of all arrangements or understandings between the stockholder and the proposed candidate relating to the proposed candidate’s candidacy; and (3) a statement as to whether the proposed candidate would be considered an independent director under applicable NASDAQ or SEC rules and regulations.  The Nominating/Corporate Governance Committee may request any additional information reasonably necessary to assist it in assessing a proposed candidate.  After submitting a written recommendation, which complies with the notice procedures outlined above, the stockholder nominating the proposed candidate must make such nomination at a meeting of stockholders at which the stockholder is entitled to vote in the election of directors.

We do not currently pay a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees.

Director Compensation

Directors who are also employees and officers of our company are not paid any compensation for service as directors.  In fiscal 2005, non-employee directors were compensated by cash payments comprised of $12,000 for the year plus $1,500 for attendance at each Board meeting held in person and $500 for attendance at each Board meeting held by telephone.  Each of the non-employee directors also received grants, pursuant to the THQ Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”), of options exercisable for 22,500 shares of common stock.

Effective April 1, 2005, the Board revised the compensation plan for non-employee directors of the Board and made non-material amendments to the 1997 Plan related to director equity compensation.  In the fiscal year ending March 31, 2006 (“fiscal 2006”), the annual compensation paid to non-employee directors of the Board increased to $24,000 (the “Annual Retainer”).  In addition to the Annual Retainer, non-employee directors will receive the following cash payments: (a) $1,500 for attendance at each Board meeting; (b) a $7,500 annual payment to the chairman of the Audit Committee of the Board and a $5,000 annual payment to the chairman of the Compensation Committee of the Board and to the chairman of the Nominating/Corporate Governance Committee of the Board; and (c) $1,000 for attendance at each committee meeting.

In addition to the cash compensation described above, non-employee directors will receive an annual grant of 2,700 performance accelerated restricted stock awards under the 1997 Plan.  The Board also amended the 1997 Plan to decrease the number of options granted to each non-employee director from (i) options to purchase 5,625 shares of Registrant’s common stock on the first day of each quarter to (ii) options to purchase 8,000 shares of Registrant’s common stock one time per year.

Stockholder Communications with the Board of Directors

We invite stockholders to communicate any concerns they may have about our company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, THQ Inc., 27001 Agoura Road, Suite 325, Calabasas Hills, CA 91301.  Such communications shall be delivered by the Secretary directly to the chairman of the Nominating/Corporate Governance Committee.

Charters, Code of Ethics, and Code of Business Conduct and Ethics

The Board has adopted Charters for each of its committees, and has adopted a Code of Ethics for Executive Officers and Other Senior Financial Officers as well as a Code of Business Conduct and Ethics for Directors, Officers and Employees of THQ (the “Codes”).  The Charters and the Codes are available on the Investor Relations section of our web site at www.thq.com.  We will post amendments to our Charters and Codes on our website as well as disclose any waivers granted under the Codes.  Copies of our Charters and Codes are available without charge by contacting our Investor Relations department at (818) 871-5095.

Security Ownership of Certain Beneficial
Owners and Management

Principal Stockholders

The following table shows, as of May 27, 2005, the number of shares of THQ common stock owned by beneficial owners known to us holding more than 5% of our common stock. As of May 27, 2005, there were 40,767,913 shares of our common stock outstanding.  We only have one class of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp.
Fidelity Management & Research Company
Fidelity Management Trust Company
FMR Co., Inc.
82 Devonshire St
Boston, MA 02109	5,004,241	(1)	12.3%

PRIMECAP Management Company
225 South Lake Ave., Suite 400
Pasadena, CA 91101	3,228,700	(2)	7.9%

Wellington Management Company, LLP
Wellington Trust Company, NA
75 State Street
Boston, MA 02109	2,996,328	(3)	7.3%

(1)           Based on information contained in a report on Schedule 13F dated May 18, 2005 and filed with the SEC on May 18, 2005 by FMR Corp. (“FMR”).  FMR reported sole voting authority of 112,191 shares and no voting authority with respect to 4,892,050 shares.

(2)           Based on information contained in a report on Schedule 13F dated May 11, 2005 and filed with the SEC on May 13, 2005 by PRIMECAP Management Company (“PRIMECAP”).  PRIMECAP reported sole voting authority of 26,700 shares and no voting authority with respect to 3,202,000 shares.

(3)           Based on information contained in a report on Schedule 13F dated March 31, 2005 and filed with the SEC on May 13, 2005 by Wellington Management Company, LLP (“Wellington”).  Wellington reported sole voting authority of 2,584,676, shared voting authority of 158,242 shares and no voting authority with respect to 253,410 shares.

Beneficial Ownership of Management

The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of May 27, 2005 by each of our director nominees and executive officers and by all director nominees and executive officers as a group.  As of May 27, 2005, there were 40,767,913 shares of our common stock outstanding.  Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all of the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Brian J. Farrell	1,206,715	(2)	3.0%
Lawrence Burstein	122,625	(3)	*
Henry T. DeNero	39,375	(4)	*
Brian P. Dougherty	56,250	(5)	*
James L. Whims	193,358	(6)	*
Ian Curran	23,284	(7)	*
Peter H. Dille	100,282	(8)	*
William W. Goodmen	60,355	(9)	*
James M. Kennedy	10,354	(10)	*
Jack Sorensen	217,395	(11)	*
Tiffany Ternan	64,110	(12)	*
Timothy F. Walsh	244,492	(13)	*
Edward K. Zinser	52,729	(14)	*
All Director Nominees and Executive Officers as a group (13 individuals)	2,391,324	(15)	5.9%

*  Less than 1%.

(1)	The address for each individual is c/o THQ Inc., 27001 Agoura Road, Calabasas Hills, California 91301.
(2)	Includes 953,000 shares of common stock issuable upon exercise of options exercisable within 60 days and 28,992 common shares of performance accelerated restricted stock (PARS).
(3)	Includes 106,875 shares of common stock issuable upon exercise of options exercisable within 60 days.
(4)	Includes 39,375 shares of common stock issuable upon exercise of options exercisable within 60 days.
(5)	Includes 56,250 shares of common stock issuable upon exercise of options exercisable within 60 days.
(6)

Includes 123,750 shares of common stock issuable upon exercise of options exercisable within 60 days and 149 shares of common stock held of record by TechFund Capital L.P. (“TechFund”).  Mr. Whims is a managing member of the general partner of TechFund and accordingly may be deemed to share beneficial ownership of the shares of common stock held of record by TechFund.  Mr. Whims disclaims beneficial ownership of such shares.

(7)	Includes 15,001 shares of common stock issuable upon exercise of options exercisable within 60 days and 8,283 common shares of PARS.
(8)	Includes 89,999 shares of common stock issuable upon exercise of options exercisable within 60 days and 8,283 common shares of PARS.
(9)	Includes 33,334 shares of common stock issuable upon exercise of options exercisable within 60 days and 10,354 common shares of PARS.
(10)	Includes 10,354 common shares of PARS.
(11)	Includes 200,000 shares of common stock issuable upon exercise of options exercisable within 60 days and 17,395 common shares of PARS.
(12)	Includes 41,765 shares of common stock issuable upon exercise of options exercisable within 60 days and 8,283 common shares of PARS.
(13)	Includes 218,333 shares of common stock issuable upon exercise of options exercisable within 60 days and 8,283 common shares of PARS.
(14)	Includes 33,334 shares of common stock issuable upon exercise of options exercisable within 60 days and 17,395 common shares of PARS.
(15)	Includes 1,911,016 shares of common stock issuable upon exercise of options outstanding to the named individuals within 60 days.

Executive Officers

and

Executive Compensation

Executive Officers

As of May 27, 2005, our executive officers are Brian J. Farrell, Ian Curran, Peter H. Dille, William W. Goodmen,
James M. Kennedy, Jack Sorensen, Tiffany Ternan, Timothy F. Walsh and Edward K. Zinser. Information with respect to Mr. Farrell is set forth above.  All of our executive officers are appointed by and serve at the discretion of the Board of Directors.

Ian Curran (age 38) was appointed our Senior Vice President, European Publishing in December 2004.  In this position,
Mr. Curran overseas all publishing activities within Europe, Middle East & Africa (EMEA). From October 2003 to December 2004,
Mr. Curran served as Vice President, European Publishing and prior to this, between October 2000 and October 2003, was Managing Director responsible for all the publishing activities within the United Kingdom and Export divisions. From December 1998 to September 2000, Mr. Curran served as UK General Manager for Acclaim Entertainment Ltd. and was responsible for all sales, marketing and finance activities and between January 1997 and December 1998 his responsibilities for Acclaim were carried out in the capacity as UK Sales Director. Prior to joining Acclaim, between October 1995 and January 1997, Mr. Curran served as Head of European Sales for Warner Interactive International (Time Warner Inc.) and between November 1992 and November 1994 Mr. Curran was employed as Buying Director for Future Zone Stores Limited (Part of Rhino Group PLC - now trading as Game PLC). While in this position, his responsibilities included being a member of the main Board of Directors.

Peter H. Dille (age 43) was appointed our Senior Vice President, Worldwide Marketing in February 2003.  In this position, Mr. Dille oversees brand management and product marketing in each of our three global territories – North America, Europe and Asia-Pacific.  From 1998 to 2003, Mr. Dille was our Vice President of Marketing, where he directed our North American marketing group including advertising, publicity and promotions.  From 1995 to 1998, Mr. Dille served as senior director of product marketing for Sony Computer Entertainment America and was a key executive in the launch of the Sony PlayStation.  Mr. Dille’s tenure at Sony also included executive marketing and communications roles throughout Sony’s interactive electronic divisions.  Mr. Dille graduated from Rutgers University with a bachelor’s degree in English and Communications.

William W. Goodmen (age 50) was appointed our Executive Vice President, Human Resources and Administration in October 2004.  From April 2003 to October 2004, he was the Senior Vice President, Human Resources and Administration.  He joined us in October 2002 as Senior Vice President of Human Resources.  Including a long tenure at ARCO, Mr. Goodmen brings more than 20 years of experience to his role including senior management level recruiting, global growth and integration programs, as well as the creation of human resources policies and practices.  From May 2002 to September 2002, Mr. Goodmen served as executive vice president of human resources at Liberty Livewire Corporation where he assisted in recruiting a number of key senior management positions and assisted in organizing the company’s operations to best support its business strategies.  From October 2000 to May 2002, Mr. Goodmen was a director at executive search firm Spencer Stuart, developing their Southern California Industrial Practice as well as their human resource practice.  In 1999 and 2000, Mr. Goodmen was a partner at the Center for Corporate Innovation where he was part of a team which designed and managed CEO Roundtables, primarily in the technology and healthcare sectors.  Mr. Goodmen holds a bachelor’s degree from Colgate University and a MS from Syracuse University.

James M. Kennedy (age 45) was appointed our Executive Vice President, Business and Legal Affairs in October 2004.  From January 2003 to October 2004 he was the Senior Vice President, Business and Legal Affairs.  He has been the Corporate Secretary since August 2003.  From March 2000 to January 2003, Mr. Kennedy was an adjunct professor and lecturer at the undergraduate and law school levels in the San Francisco Bay Area.  From July 1995 to March 2000, Mr. Kennedy was employed at Electronic Arts Inc., an entertainment software developer and publisher, serving initially as Assistant General Counsel and from November 1995 through March 2000 as Vice President of Business Affairs.  From July 1989 to July 1995, Mr. Kennedy served in executive positions at a variety of entertainment and software companies, including Mindscape, Inc., Lucas Digital Ltd., and LucasArts

Entertaiment Company.  Between September 1984 and July 1989, Mr. Kennedy was employed as an attorney with the law firm of Gibson, Dunn & Crutcher.  Mr. Kennedy holds a bachelor’s degree from Princeton University, a J.D. from Boston College Law School, and an MBA in strategic leadership from Dominican University of California.

Jack Sorensen (age 44) was appointed Executive Vice President, Worldwide Studios in September 2001.  Mr. Sorensen manages internal and external product development and studio acquisitions.  From June 2000 to September 2001, Mr. Sorensen was President and Chief Executive Officer of Swan Systems, Inc., a private, venture-funded software company serving the advertising and marketing industries.  Between March and May 2000, Mr. Sorensen was Executive in Residence at Crosspoint Venture Partners, a venture firm.  From February 1991 to January 2000, Mr. Sorensen was employed at LucasArts Entertainment Company, an entertainment software developer and publisher, serving variously as head of operations, international, product development and as General Manager.  From April 1995 to January 2000, Mr. Sorensen served as President of LucasArts.  Mr. Sorensen holds a bachelor’s degree from Brandeis University and a MBA from the Haas School of Business at the University of California, Berkeley.

Tiffany Ternan (age 37) was appointed our Senior Vice President, North American Sales and Distribution in April 2003.  Ms. Ternan oversees the company’s North American sales and distribution efforts.  Ms. Ternan’s tenure at THQ spans nearly ten years.  Ms. Ternan previously served as our Vice President—Sales from November 1998 to January 2001.  From September 1992 to November 1998, Ms. Ternan held various positions with us, including Western Regional Manager, National Accounts Manager and Director—Sales.  Ms. Ternan’s prior experience includes sales and marketing positions in the consumer products industry.
Ms. Ternan graduated from the University of Southern California with a bachelor’s degree in Business Administration.

Timothy F. Walsh (age 41) was appointed President of THQ Wireless Inc. in November 2003.  Mr. Walsh previously served as Senior Vice President—International Publishing from August 2000 to November 2003 and Vice President—International from January 1998 to August 2000.  From May 1997 to January 1998 he was our Director of International Sales.  Mr. Walsh was Director of International and OEM Sales of Accolade, a publisher of video and PC game software from January 1996 to May 1997.  From September 1993 to December 1995, Mr. Walsh held various positions at Time Warner Interactive.  Mr. Walsh’s prior experience includes positions in the productivity software industry from 1990 to 1993 and the music industry from 1986 to 1989.  Mr. Walsh received his bachelor’s degree from Loyola Marymount University and a MBA from the University of Southern California.

Edward K. Zinser (age 47) was appointed our Executive Vice President and Chief Financial Officer in April 2004.
Mr. Zinser is responsible for all of our financial activities, including financial reporting, information systems, internal controls and investor relations.  From May 2001 to February 2004, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a developer, publisher and distributor of interactive software products across all major platforms including PCs, video game consoles and the Internet.  In this role he was responsible for all worldwide finance, accounting, information systems, treasury and planning functions.  From June 1999 to March 2001, he was at USA Networks where he was initially Senior Vice President and Chief Financial Officer of Internet Shopping Network, the e-commerce division.  In June 2000, he became President and Chief Operating Officer of Styleclick, Inc., a public e-commerce services provider that was created through the acquisition of Styleclick.com.  In this role he directed business development, sales, web site development, merchandising, creative services, operations, technology and the online auction business.  From June 1993 to May 1998, Mr. Zinser served as Vice President and Chief Financial Officer / Chief Operating Officer of Disney Publishing, a $400 million division of The Walt Disney Company.  Mr. Zinser’s experience also includes positions at leading consumer products companies such as The Franklin Mint, Pepsi-Cola and Campbell Soup.  He holds a B.S. in management from Fairfield University in Connecticut and a MBA in Finance from the University of Chicago.

Compensation Table

The following table summarizes the compensation for the fiscal years ended March 31, 2005 (“fiscal 2005”) and 2004 (“fiscal 2004”) and the fiscal year ended December 31, 2002* for each of the following: (i) our Chief Executive Officer, (ii) our four most highly compensated executive officers other than our Chief Executive Officer, each of whom was serving as of March 31, 2005 and whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2005 (the “Named Executives”).

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Other Annual Compensation (2)	Shares Underlying Options (3)	All Other Compensation (4)

Brian J. Farrell(5)	2005	$578,813	$694,575	—	0	$8,200
President, Chief Executive Officer	2004	$551,250	$551,250	—	250,000	$26,381
and Chairman of the Board	2002	$525,000	$525,000	—	375,000	$25,160

Ian Curran(6) Senior Vice President, European Publishing	2005	$262,060	$181,859	—	47,500	—

Jack Sorensen	2005	$367,500	$333,690	—	0	$8,200
Executive Vice President,	2004	$332,635	$280,000	—	125,000	$17,833
Worldwide Studios	2002	$263,846	$200,000	—	62,500	$16,259

Tiffany Ternan(7)	2005	$250,000	$174,000	—	0	$8,200
Senior Vice President, North American Sales and Distribution	2004	$235,000	$117,500	$134,726	100,000	$17,833

Edward K. Zinser(8) Executive Vice President, Chief Financial Officer	2005	$311,385	$290,400	—	100,000	—

*                                         Effective January 1, 2003, we changed our fiscal year end from December 31 to March 31.  The change resulted in a three-month transitional period ended March 31, 2003.  Since the transition period was only three months, compensation information above is included for our last three full fiscal years.

(1)           Included in each Named Executive’s salary are amounts that were deferred by such Named Executive pursuant to our Defined Contribution Plan and our Deferred Compensation Plan.

(2)           Other than Ms. Ternan, the value of perquisites and personal benefits or other annual compensation to the Named Executives did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual.

(3)           The number of shares underlying options has been adjusted to reflect the 50% stock dividend distributed on April 9, 2002 to holders of record of our shares of common stock at the close of business on March 26, 2002.

(4)                                  Amounts included for the Named Executives consist of the Company’s contributions (both matching and profit sharing) to vested and unvested defined contribution plans.  Since our Defined Contribution Plan was established in compliance with ERISA, it is a calendar year plan and thus the amounts reported for fiscal 2004 were actually earned January 1, 2003 through December 31, 2003 and the amounts reported for fiscal 2005 were actually earned January 1, 2004 through December 31, 2004.  The amount of the Company’s profit sharing allocations for fiscal 2005 are not calculable through the date hereof.

All other long-term compensation does not reflect special awards and payments the Named Executives would be entitled to receive if their employment were terminated as a result of a change in control of our company because such amounts are not accrued by THQ.  These amounts are disclosed in “Employment Contracts” for Mr. Farrell and “Change-in-Control Arrangements” for the other Named Executives.

(5)                                  All other long-term compensation for Mr. Farrell in fiscal 2005 includes premiums paid by us in the amount of approximately $7,150 for a personal life insurance policy.

(6)                                  Mr. Curran became an executive officer of THQ in December 2004.  Salary information is included only for fiscal 2005.
Mr. Curran’s compensation in fiscal 2005 was paid in British Pounds; all compensation information for him in the table above has been converted into U.S. dollars.

(7)                                  Ms. Ternan became an executive officer of THQ in April 2003. Salary information is included only for fiscal 2005 and fiscal 2004.  All other annual compensation in fiscal 2004 includes moving expenses of $84,726 and an inducement payment of $50,000.

(8)                                  Mr. Zinser became an executive officer of THQ in April 2004.  Salary information is included only for fiscal 2005.

Option/SAR Grants in Last Fiscal Year

The following table sets forth the number of stock options granted to each of the Named Executives during fiscal 2005. This table also sets forth the potential realizable value of such stock options in the year of their expiration at assumed annualized rates of stock price appreciation of five and ten percent over the full five-year term of the stock options. No gain to the Named Executives is possible without an increase in the price of our common stock, which will benefit all stockholders proportionately. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

There were no SARs granted to any of the Named Executives during fiscal 2005.

	Individual Grants
	Shares Underlying Options		Percent of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(3)
Name	Granted		Fiscal Year(2)	Per Share	Date	5%	10%
Brian J. Farrell	—		—%	—	—	—	—
Ian Curran	40,000		1.6%	$17.80	8/6/09	$196,712	$434,683
	7,500	(1)		$21.73	4/8/07	$23,868	$49,947
Jack Sorensen	—		—%	—	—	—	—
Tiffany Ternan	—		—%	—	—	—	—
Edward K. Zinser	100,000		3.3%	$20.70	4/12/09	$571,903	$1,263,756

(1)                                  Mr. Curran cancelled 11,249 options and received a replacement grant of 7,500 options on June 21, 2004, pursuant to our Option Exchange Program (the “Program”) adopted at the annual meeting of our stockholders held on August 12, 2003.  At the time of his participation in the Program, Mr. Curran was not an executive officer of the Company.

(2)           Of the 3,052,646 options granted in fiscal 2005, 758,836 were granted in connection with the Program.  Excluding replacement options granted under the Program, Mr. Curran received 2.1% and Mr. Zinser received 4.4% of all options granted in fiscal 2005.

(3)           For the stock options indicated, these amounts represent the exercise price multiplied by the annual appreciation rate shown compounded annually for the term of each option, less the exercise price, multiplied by the number of options granted. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of our stock price.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

The following table sets forth, for each of our Named Executives, certain information regarding the number of stock options exercised during fiscal 2005, and the value of stock options held at the end of each such period.  There were no SARs exercised or held by any of the Named Executives in fiscal 2005.

	Shares Acquired on	Value	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the- Money Options at Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Brian J. Farrell	426,000	$4,835,484	953,000	187,499	$8,190,281	$2,113,112
Ian Curran	34,101	$278,996	—	45,799	—	$480,860
Jack Sorensen	41,667	$393,582	200,000	108,332	$814,177	$1,256,982
Tiffany Ternan	32,900	$411,363	33,432	66,666	$348,313	$778,490
Edward K. Zinser	—	—	—	100,000	—	$744,000

(1)           Calculated based on the difference between the exercise prices of the options and $28.14, which was the closing price of our common stock on March 31, 2005.

Equity Compensation Plan Information

The following table sets forth the aggregate information for our equity compensation plans in effect as of March 31, 2005 (amounts in thousands, except per share amounts):

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,305,365	(1)	$20.44	3,199,514
Equity compensation plans not approved by security holders	1,616,470	(2)	$17.31	93,965

Total	6,921,835		$19.71	3,293,479

(1)           Represents the aggregate number of shares of THQ common stock to be issued upon exercise of options granted under our Amended and Restated 1997 Stock Option Plan (the “1997 Plan”).  Stock options granted under the 1997 Plan may be incentive stock options or non-qualified stock options.  Options may be granted to, in the case of incentive stock options, all of our employees (including officers); or, in the case of non-qualified stock options, all of our employees (including officers), consultants and non-employee directors.  On August 12, 2003, a proposal to amend our 1997 Plan to increase the authorized number of shares of common stock available for issuance to our directors, officers and key employees under such plan from 10,537,500 to 14,537,500 was approved by our stockholders.  The purchase price per share of common stock purchasable upon exercise of each option may not be less than the fair market value of such share of common stock on the date that such option is granted.  Generally, options granted under this plan become exercisable over three years and expire five years from the date of grant.  Prior to April 1, 2005, directors received quarterly option grants under the plan, which vested immediately upon grant and expire five years from the date of grant.  Effective April 1, 2005, directors will receive option grants once per year.  The vesting terms remain unchanged.

(2)           Represents the aggregate number of shares of THQ common stock to be issued upon exercise of individual compensation arrangements with employee and non-employee option and warrant holders.  The outstanding options were primarily granted under our Third Amended and Restated Nonexecutive Employee Stock Option Plan (the “NEEP Plan”).   Participation in the NEEP Plan is reserved for our employees who are not executive officers.  Options granted under the NEEP Plan are non-qualified stock options and the exercise price of such option is not less than the fair market value of a share on the date of grant of such option.  Generally, options granted under the NEEP Plan become exercisable over three years and expire within five years from the date of grant.

Employment Contracts

Brian J. Farrell.  Mr. Farrell is employed as our President and Chief Executive Officer through December 31, 2006 (the “Employment Term”) under an employment agreement effective January 1, 2001 (the “Employment Agreement”).  His Employment Agreement provides for an annual base salary of at least $525,000, subject to annual review for possible increase, and an annual bonus equal to the lesser of his base salary for that year or 4.5% of our annual net income before taxes.  Mr. Farrell may also be awarded a performance bonus at the discretion of our Board of Directors.  Mr. Farrell’s base salary as of April 1, 2005 is $601,965.  Pursuant to the Employment Agreement, Mr. Farrell was granted stock options under our 1997 Plan to purchase 187,500 shares of our common stock, with an exercise price per share equal to the fair-market value per share of our common stock on the date the options were granted.  These options were all fully vested as of January 1, 2004.  Further, we are required to provide Mr. Farrell with a life insurance policy in the amount of $3.0 million, disability insurance for 80% of his base salary, and a grantor trust established under Sections 671, et. seq. of the Internal Revenue Code (a Rabbi Trust) for the purpose of protecting the payment, in the event of a change in control, of any of our unfunded obligations to Mr. Farrell.

The Employment Agreement also provides Mr. Farrell with the following payments and benefits in the event that the Employment Agreement is terminated by him for “Good Reason” or by us without “Cause”:  (i) a lump sum payment equal to (A) three years’ base salary, plus (B) bonus compensation at the highest possible annual bonus for three years; (ii) medical and dental insurance coverage through the end of the Employment Term; (iii) life and disability insurance coverage until the end of the Employment Term; (iv) various other perquisites as more fully described in the Employment Agreement; (v) the immediate vesting of all stock options, stock appreciation rights and restricted stock, if any, not fully vested at such time; (vi) the immediate vesting of
Mr. Farrell’s rights in all other employee benefit and compensation plans; (vii) payment of the fees and disbursements incurred by counsel to Mr. Farrell as a result of the termination of Mr. Farrell’s employment; and (viii) appropriate office and secretarial assistance for six months after termination of Mr. Farrell’s employment.  If Mr. Farrell were terminated in accordance with the foregoing he currently would receive a lump sum payment under item (i) of $3,611,790, plus the other benefits in items (ii) through (viii).

If, within one year after a change of control, Mr. Farrell’s employment is terminated by us other than for “Cause,” or voluntarily by Mr. Farrell, then Mr. Farrell shall receive certain benefits, as more fully described in the Employment Agreement, in addition to those described above.  A change of control includes such events as a person gaining 15% or more beneficial ownership of THQ, our current members of the Board of Directors ceasing to comprise at least a majority of our Board of Directors (with some exceptions), and/or a sale of all or substantially all of our assets or of our business operations generating two-thirds of our consolidated revenues.  Mr. Farrell would receive approximately the same amount of compensation upon a change in control that he would receive upon termination as specified in the preceding paragraph.

The Employment Agreement provides that if Mr. Farrell voluntarily terminates his employment without “Good Reason” or we terminate his employment for “Cause,” he will be precluded, during the twelve months following any such termination, from engaging in any business activities in competition with our business and from soliciting our employees.

Change-in-Control Arrangements

We have entered into severance agreements (the “Severance Agreements”) with each of our Named Executives except for Mr. Farrell.  The Employment Agreement provides for the payment of benefits in the event of a change of control to Mr. Farrell.

The Severance Agreements provide for the payment of benefits to the Named Executives upon a “Change in Control.”  A “Change in Control” is defined, subject to certain exceptions, as an acquisition by any person or group of persons of 30% or more of either (a) our outstanding shares of common stock, or (b) the combined voting power of our outstanding securities entitled to vote for the election of directors.

  The Named Executives agree not to voluntarily leave THQ without “Good Reason” until the earlier of (a) such attempted Change in Control terminates, or (b) if a Change in Control occurs, 90 days following such Change in Control.  “Good Reason” is defined to include any of the following events after a Change in Control: (a) involuntary termination of the Named Executive; (b) a reduction of the Named Executive’s rate of annual base salary as in effect immediately prior to the Change in Control or our failure to pay such salary; (c) a requirement that the Named Executive relocate to a primary work location more than 35 miles from the primary work location at the time of the Change in Control; (d) the Company’s failure to provide the Named Executive with compensation, vacation and other fringe benefits, expense reimbursement, and welfare benefits in accordance with the most favorable plans and benefits in effect for such Named Executive’s peer officers after the Change in Control; (e) the failure to maintain the effectiveness of the Severance Agreements after the Change of Control; and (f) a diminution of the Named Executive’s title or a material diminution of duties, authorities or reporting responsibilities.

The Severance Agreements provide that if a Named Executive’s employment is terminated within the year following a Change in Control (other than for limited reasons set forth in the Severance Agreements), such Named Executive will be entitled to receive, among other benefits, a cash amount equal to: (i) one times such Named Executive’s annual base salary paid to such Named Executive at the time of the Change in Control; (ii) one times such Named Executive’s annual bonus paid or payable to such Named Executive in respect of our fiscal year immediately preceding the fiscal year in which the Change in Control occurs; (iii) the product of the bonus amount described in clause (ii) and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; and (iv) any accrued but unpaid bonus for the preceding fiscal year.  In addition, if on the date of termination such Named Executive’s stock options or any performance accelerated restricted stock awards are not fully vested, all such stock options or awards shall become immediately vested and exercisable for such period as provided in the plan and/or agreement governing such stock options or awards.  If our Named Executive officers were terminated in accordance with the foregoing, they currently would receive approximately the following amounts:  Ian Curran—$453,602; Jack Sorensen—$715,890; Tiffany Ternan—$434,000; and Edward K. Zinser—$623,200.

Termination of Employment Arrangements

We have entered into a letter agreement (pursuant to an offer letter) with Edward K. Zinser that provides termination benefits in addition to those provided by the Severance Agreements.  If, at any time during the 18 months following the first day of employment, Mr. Zinser is terminated by us for reasons other than Cause, Mr. Zinser would receive 9 months pay.  Mr. Zinser began his employment with us on April 12, 2004.

Involvement in Certain Proceedings

Material Proceedings. there are no material proceedings in which a (i) director, officer or affiliate of THQ, (ii) to our knowledge, an owner of record or beneficially of more than five percent of outstanding stock of THQ, (iii) an associate of any such director, officer, affiliate of THQ, nor (iv) to our knowledge a security holder, is a party adverse to THQ or any of its subsidiaries or has a material interest adverse to THQ or any of its subsidiaries.

Involvement in Certain Legal Proceedings.  During the past five years, neither directors nor executive officers of the Company were involved in any reportable legal proceedings which are material to an evaluation of their ability or integrity.

Certain Relationships and Related Transactions

There were no transactions, nor series of similar transactions, since April 1, 2004, nor are there any currently proposed transactions, nor series of similar transactions, to which THQ or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000, and in which any of the following persons had, or will have, a direct or indirect material interest:

•                  a director;

•                  an executive officer;

•                  a security holder who is known to THQ to own of record or beneficially more than five percent of our common stock; or

•                  any member of the immediate family of any of the foregoing persons.

Indebtedness of Management

None of the following persons have been indebted to THQ or its subsidiaries at anytime since April 1, 2004 in an amount in excess of $60,000:

•                  any director;

•                  any executive officer;

•                  any member of the immediate family of a director or executive officer;

•                  any corporation or organization of which any director or executive officer is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; and

•                  any trust or other estate in which a director or executive officer has substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires THQ’s directors and executive officers, and persons who own more than ten percent of THQ’s common stock, to file reports of ownership and changes in ownership of common stock of THQ. We have adopted procedures to assist THQ’s directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.

To our knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that during fiscal 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis.

Stock Price Performance Graph

The following graph shows a five-year comparison of cumulative total stockholder returns for the period from December 31, 1999 through March 31, 2005, for the Company’s common stock, NASDAQ National Market Composite Index, the RDG Technology Index and the Morgan Stanley Technology Index.  The comparison assumes an initial investment of $100 in each and that all dividends were reinvested.  The Company has not paid any cash dividends and, therefore, the cumulative total return calculation for the Company is based solely upon stock price appreciation and not upon reinvestment of cash dividends.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of THQ’s common stock.

	1999	2000	2001	2002	3/31/03TP	FY 2004	FY 2005
THQ Inc.	100	105.12	209.03	85.71	84.48	130.87	182.03

NASDAQ National Market Composite Index	100	58.64	45.16	26.34	23.80	41.12	40.02

RDG Technology Index	100	91.24	77.41	58.09	56.24	77.97	82.11

Morgan Stanley Technology Index(1)	100	66.55	53.07	35.56	35.35	50.58	48.04

Information presented is as of the end of each calendar year for the periods December 31, 2000 through 2002, as of March 31, 2003 for our three-month transition period, and as of March 31st for fiscal 2004 and fiscal 2005. This information shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that THQ specifically incorporates it by reference into a filing.

(1)           We have selected the RDG Technology Index rather than the Morgan Stanley Technology Index for future comparative periods.  We believe the RDG Technology Index is more widely recognized and used in our industry and thus will provide a better comparison of our performance versus the performance of other companies in our industry.

Compensation Committee Report On Executive Compensation

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

This report was prepared by the Compensation Committee of the Board of Directors, which is composed of independent directors who are not employees of the Company.  The Compensation Committee has the responsibility for all compensation matters for executive officers.  The current members of the Compensation Committee are Mr. Whims (Chairman), Mr. DeNero and Mr. Dougherty.

Components of Executive Compensation

The compensation policies of the Company are designed to:

•                  attract, motivate and retain experienced and qualified executives;

•                  increase the overall performance of the Company;

•                  increase the stockholder value; and

•                  increase the performance of the individual executives.

Executive officers’ compensation consists of both annual and long-term compensation.  Annual compensation consists of a base salary and bonus.  Long-term compensation is in the form of equity-based compensation, such as stock options and restricted stock.

Base Salaries.  Other than Mr. Farrell, base salaries of each executive are initially determined by the Compensation Committee at a level considered to be appropriate in the judgment of the Compensation Committee based on the officer’s level of responsibility and the job requirements of the officer’s position.  The Compensation Committee also considered compensation paid to other persons with comparable skills and experience in other companies in the interactive entertainment industry as well as the Company’s performance in comparison to its competitors.  No specific measures of the Company’s performance or other factors are considered determinative in the base salary decisions of the Compensation Committee.  Instead, substantial judgment is used and all of the facts and circumstances are taken into consideration by the Compensation Committee in its executive compensation decisions.  Annual salary adjustments are recommended by the Chief Executive Officer by evaluating the performance of each executive officer after considering new responsibilities and the previous year’s performance, as well as the Company’s performance.  The Chief Executive Officer’s base salary is determined pursuant to his Employment Agreement; however, the Compensation Committee may increase his base salary based upon performance.  Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives.  The factors affecting base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee.

Bonuses.  In addition to base salary, other than Mr. Farrell, each of the executive officers is eligible to participate in the Company’s annual cash bonus plan.  Under this bonus program, annual bonuses to the Company’s executive officers are based on both Company and individual performance.  Mr. Farrell’s Employment Agreement establishes a guaranteed bonus payment equal to the lesser of his base salary or 4.5% of the Company’s annual net income before taxes.  Mr. Farrell may also be awarded a performance bonus at the discretion of the Board of Directors.  The fiscal 2005 bonuses were paid in fiscal 2006.  The bonuses approved by the Compensation Committee for the Named Executives are reported in the above Summary Compensation Table.

Equity Compensation.  It is also a fundamental objective of the Compensation Committee to provide the Company’s executive officers with an opportunity to share in the success of the Company and to align their interests with the interests of the stockholders by granting the executive officers awards under the Company’s Amended and Restated 1997 Stock Option Plan (the “1997 Plan”).  The Compensation Committee generally grants options to new executive officers upon their commencement of employment and periodically thereafter.  Grants subsequent to the commencement of employment reflect executives’ contributions to the Company.  The options are granted at an exercise price equal to the market price of the Company’s common stock at the date of the grant.  Options granted to executive officers typically vest over a three-year period following the date of the grant.  The maximum option term is five years.  The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for the Company’s stockholders through appreciation of stock price.   Additionally, the 1997 Plan allows the Compensation Committee to grant executive officers performance accelerated restricted stock (“PARS”).  PARS vest after five years; however, one-fifth of each grant may accelerate in each year after the date of the grant if certain corporate performance measures and targets are met.  The Compensation Committee believes that a combination of options and PARS help in retaining skilled executive personnel.

  On April 1, 2005, the Compensation Committee granted options to purchase shares of common stock (“Options”) and performance accelerated restricted stock (“PARS”) to the Company’s executive officers in the following amounts: Brian J. Farrell—161,525 Options and 28,992 PARS; Ian Curran—8,283 PARS; Peter H. Dille—46,150 Options and 8,283 PARS; William W. Goodmen—57,688 Options and 10,354 PARS; James M. Kennedy—57,688 Options and 10,354 PARS; Jack Sorensen—96,915 Options and 17,395 PARS; Tiffany Ternan—46,150 Options and 8,283 PARS; Timothy F. Walsh—46,150 Options and 8,283 PARS; and Edward K. Zinser—96,915 Options and 17,395 PARS.

Compensation of the Chief Executive Officer

The Company has an employment agreement with the Chief Executive Officer, Mr. Farrell, which provides for his employment with the Company through December 31, 2006.  The Compensation Committee believes that ensuring the Chief Executive Officer’s long-term commitment to the Company is in the best interest of its stockholders.  The employment agreement was designed to induce Mr. Farrell to make a long-term commitment and to align a substantial portion of his compensation with the Company’s results of operations.  Mr. Farrell’s employment agreement provides for an annual base salary of $525,000, subject to annual review for possible increase, and an annual cash bonus for each fiscal year during the term of the agreement equal to the lower of his base salary for the year or 4.5% of the net income before taxes earned by the Company for that year.  In fiscal 2005, the Compensation Committee set Mr. Farrell’s base salary at $578,813 and for fiscal 2006 it is $601,965.  The Chief Executive Officer’s annual bonus for fiscal 2005, determined under the formula contained in his employment agreement, was $694,575.  See “Employment Contracts.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to named executive officers of public companies.  This provision generally limits the deduction for compensation paid to a named executive officer in a year to $1 million, unless the compensation is considered to be “qualified performance-based compensation” under the Internal Revenue Code.  The Compensation Committee intends to structure the compensation of the Company’s executive officers so as to minimize the effects on the Company of this limitation, while retaining the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Respectfully submitted,

James L. Whims, Chairman
Henry T. DeNero
Brian P. Dougherty

Compensation Committee Interlocks and Insider Participation

The Compensation Committee in fiscal 2005 consisted of Mr. Whims, Mr. DeNero, and Mr. Dougherty.  Each member of the Compensation Committee is a non-employee director and no member has any direct or indirect material interest in, or relationship with, THQ outside of his position as a director.  To our knowledge, there were no other interrelationships involving members of the Compensation Committee or other directors requiring disclosure.

Proposal Number 2

Approval of Proposed Ratification of Independent Auditors

Information about Deloitte & Touche LLP

The Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to be our independent auditors for the fiscal year ending March 31, 2006.  There are no affiliations between us and Deloitte & Touche LLP, its partners, associates or employees, other than as pertain to the engagement of Deloitte & Touche LLP as our independent auditors since 1991.  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Fees Paid to Deloitte & Touche LLP

	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$1,221,448	$783,741
Audit-Related Fees(2)	$16,200	$25,314
Tax Fees(3)	$326,190	$458,758
All Other Fees(4)	$216,915	$49,831

Total	$1,780,753	$1,317,644

(1)           Represents the aggregate fees billed for each fiscal period presented above for professional services provided in connection with the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements.  Audit fees billed in fiscal 2005 included fees related to the audit of the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley of 2002.

(2)           Represents the aggregate fees billed for each fiscal period presented above for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including consultations, audit and review of our employee benefit plans and pension plan.  These fees are related to the audit of the Company’s 401K plan.

(3)           Represents the aggregate fees billed for each fiscal period presented above for tax compliance, tax advice and tax planning.  Tax fees billed in fiscal 2005 included fees of approximately $105,000 for preparation of worldwide tax returns and review of U.S. income tax returns and approximately $90,000 for services related to international tax issues.  In fiscal 2004, approximately $115,000 related to our worldwide tax returns and approximately $120,000 related to tax advice for foreign tax issues related to our international wireless operations.

(4)           Other fees include aggregate fees billed for each fiscal period presented above for various projects related to merger and acquisition activity.

Services Provided by the Independent Auditors

The Audit Committee is required to pre-approve the engagement of Deloitte & Touche LLP (“D&T”) to perform audit and other services for THQ and its subsidiaries. Our procedures for the pre-approval by the Audit Committee of all services provided by D&T comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee.

The Audit Committee considered and determined that fees for services other than audit and audit-related services are compatible with maintaining D&T’s independence.  The Audit Committee approved 100% of the “Audit-Related Fees” services, 100% of the “Tax Fees” services, and 100% of the “All Other Fees” in fiscal 2005.

Vote Necessary to Ratify the Appointment of Deloitte & Touche LLP as our Independent Auditors

The affirmative vote of holders of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote will be necessary for the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors.

The Board of Directors unanimously recommends a vote FOR Proposal Number 2.  Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Proposal Number 2.

Report of the Audit Committee

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

This report was prepared by the Audit Committee of the Board.  The following report concerns the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process.  The current members of the Audit Committee are Mr. DeNero (Chairman), Mr. Burstein and Mr. Whims.

The Audit Committee’s responsibilities are as described in a written charter adopted by the Board.   The Audit Committee reviews the financial information that will be provided to the stockholders and others, the system of internal controls that management and the Board have established, and the audit process.  In fulfilling its responsibilities, the Audit Committee, among other things, oversees the independent auditors and approves their services, oversees internal audit, reviews financial statements, earnings releases and other accounting matters, reviews related party transactions, and maintains procedures for receiving complaints or concerns regarding accounting and auditing matters.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The NASDAQ Stock Market (the “Rules”), and has one member, Henry T. DeNero, who is a “financial expert” as defined by the Rules and the definitions promulgated by the Securities and Exchange Commission.  The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees pursuant to the Rules and rules promulgated by the Securities and Exchange Commission.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met 11 times during fiscal 2005, and its meetings periodically included separate sessions with the Company’s independent auditors and with the Company’s internal auditor, in each case without the presence of the Company’s management.  As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance.  The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.  In addition, the Audit Committee discussed and reviewed the results of Deloitte & Touche LLP’s examination of the Company’s financial statements.  Deloitte & Touche LLP also provided the Audit Committee with the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.

As part of its responsibility to monitor the Company’s internal controls, during fiscal 2005, the Audit Committee received reports at every meeting from management on the progress in meeting the Company’s obligations with regard to documenting and testing its internal controls and resolving any issues that were identified.  The Audit Committee also discussed with management and Deloitte & Touche LLP management’s assessment of the effectiveness of the Company’s internal control over financial reporting, which was included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended March 31, 2005.

The Audit Committee oversees the activities of the internal audit department.  The Audit Committee reviews and approves the internal auditor’s proposed audit plans and reviews all reports prepared by internal audit.  The Audit Committee also reviews the appointment, compensation and replacement of the Director of Internal Audit.

Following the Audit Committee’s discussions with management and Deloitte & Touche LLP, and in reliance on the reviews and discussions discussed above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended March 31, 2005, for filing with the Securities and Exchange Commission.  The Committee also recommended the reappointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2006, subject to stockholder approval, and the Board of Directors concurred in such recommendation.

Audit Committee:

Henry T. DeNero, Chairman

Lawrence Burstein

James L. Whims

Stockholder Proposals for the 2006 Annual Meeting

Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2006 Annual Meeting of Stockholders should submit the proposal in writing to our Secretary at our principal executive offices at 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301.  The proposal must be received by April 1, 2006 for the Company to consider it for inclusion in the Proxy Statement for the 2006 Annual Meeting of Stockholders.

The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after May 8, 2006.  The Company retains discretion to vote proxies it receives with respect to such proposals received prior to May 8, 2006 provided:  (a) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own proxy statement.

Other Business

We know of no business, other than as stated in the Notice of Annual Meeting of Stockholders, to be brought before the Annual Meeting.  If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment and discretion of the persons appointed by the proxies.

By Order of the Board of Directors

James M. Kennedy
Secretary

June 21, 2005

Please Complete, Date, Sign And
Return Your Proxy Promptly

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	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR Election of Directors.

1. To elect each of the following nominees as a director of the Company to serve until the next annual meeting and until his successor is elected and qualified (the “Election of Directors”):

	For	Withhold		For	Withhold
01 - Brian J. Farrell	☐	☐	04 - Brian P. Dougherty	☐	☐

02 - Lawrence Burstein	☐	☐	05 - James L. Whims	☐	☐

03 - Henry T. DeNero	☐	☐

Issues

The Board of Directors recommends a vote FOR proposal 2.

	For	Against	Abstain
2. RATIFICATION OF THE INDEPENDENT AUDITORS: To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the Company’s fiscal year ending March 31, 2006:	☐	☐	☐

3. For the proxies, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as the stockholder name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the authorized officer. If a partnership or limited liability company, or any other entity, please sign in such entity’s name by authorized person.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box			Date (mm/dd/yyyy)
				ðð / ðð / ðððð
	1 U P X	H H H	P P P P	0059601 +

001CD40001          00FVQB

Proxy - THQ Inc.

27001 Agoura Road, Suite 325

Calabasas Hills, California 91301

2005 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and constitutes Brian J. Farrell and Edward K. Zinser, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all the shares of Common Stock of THQ Inc. (the “Company”) standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, July 19, 2005 at Loews Santa Monica Hotel, 1700 Ocean Avenue, Santa Monica, California 90401 at 9:00 a.m., Pacific Daylight Time and any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote on matters herein.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted: FOR the election of the nominees listed above under Election of Directors and FOR the ratification of the Independent Auditors; and the proxies will vote in their discretion, upon such other matters as may properly come before the Annual Meeting.

(Continued and to be signed on reverse side)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-867-0651 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/ PROXY/THQI

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

C0123456789	12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on July 19, 2005.

THANK YOU FOR VOTING